UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2010

South American Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-52156	98-0486676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3645 E. Main Street, Suite 119, Richmond, IN	47374
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (765) 356-9726

__________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01         Other Events.

On December 20, 2010, we entered into a non-binding Letter of Intent (“LOI”) with Minera Kata S.A., a company incorporated under the laws of Panama ("Seller"), to acquire from Seller twenty-five percent (25%) of the outstanding capital stock of Kata Enterprises Inc., a company incorporated under the laws of Panama ("Kata"), with an option to acquire from Seller the remaining seventy-five percent (75%) of the outstanding capital stock of Kata (the "Proposed Transaction").  Kata owns, through its subsidiary, an eighty-five percent (85%) interest in certain mineral claims and mining rights to properties located in the Narino province of Colombia.

Under the terms of the Proposed Transaction, it is contemplated that we would pay Seller One Million Five Hundred Thousand Dollars ($1,500,000) and issue to Seller Two Million (2,000,000) shares of our Common Stock in exchange for twenty-five percent (25%) of the outstanding capital stock of Kata.

Under the terms of the Proposed Transaction, we would have the option to acquire the remaining seventy-five percent (75%) of the outstanding capital stock of Kata as follows:

•
It is contemplated that we would hold an option that we could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in our acquisition of an aggregate fifty percent (50%) of the outstanding capital stock of Kata, by paying Seller on or before six months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to Seller an additional Two Million (2,000,000) shares of our Common Stock;

•
It is contemplated that we would hold an option that we could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in our acquisition of an aggregate seventy five percent (75%) of the outstanding capital stock of Kata, by paying Seller on or before twelve months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to Seller an additional Two Million (2,000,000) shares of our Common Stock; and

•
It is contemplated that we could hold an option that we could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in our acquisition of an aggregate one hundred percent (100%) of the outstanding capital stock of Kata, by paying Seller on or before eighteen months from the closing date of the Proposed Transaction an additional Two Million Five Hundred Thousand Dollars ($2,500,000) and issuing to Seller an additional Two Million (2,000,000) shares of our Common Stock.

Under the terms of the Proposed Transaction, we would pay Seller an aggregate of Nine Million Dollars ($9,000,000) and issue to Seller Eight Million (8,000,000) shares of our Common Stock in order to acquire one hundred percent (100%) of the outstanding capital stock of Kata.

The Proposed Transaction is anticipated to occur on or about January 31, 2011 and is subject to certain conditions, including, but not limited to, the satisfactory completion of due diligence, the execution of a binding definitive agreement between the parties and our ability to secure sufficient financing to close the Proposed Transaction.  The foregoing description is qualified in its entirety by reference to the LOI that is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

On December 22, 2010, the Company issued a press release announcing its execution of the letter of intent described in this Item 8.01.  A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Letter of Intent to Acquire Stock of Kata Enterprises Inc.

99.2	Press Release entitled "South American Gold Signs Letter of Intent to Acquire Colombian Gold Project " dated December 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 22, 2010

South American Gold Corp.
By:	/s/ Raymond DeMotte
Name:	Raymond DeMotte
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter of Intent to Acquire Stock of Kata Enterprises Inc.

99.2	Press Release entitled "South American Gold Signs Letter of Intent to Acquire Colombian Gold Project" dated December 22, 2010